Exhibit 1.1

EQUITY INTEREST PURCHASE AGREEMENT

This EQUITY INTEREST PURCHASE AGREEMENT ("Agreement") dated July 16, 2013 is made and entered into by and between the following persons:

DIRECTMEX LTD., a private company organized under the laws of the Republic of Seychelles with its registered office at Salmat House, PO Box 534, La Poudriere Lane, Victoria, Mahe, Seychelles

ASANTE CORPORATION S.A., a corporation organized under the laws of the Republic of Panama with its registered office at 50th and Aquilino de la Guardia str., Torre Banco Continental, Piso 30, Panama 05789, Republic of Panama

(collectively, "Seller")

— and —

Rosdanex Limited, a limited company organized under the laws of the Republic of Cyprus with its principal place of business at 77 Strovolos Center, Office 204, 2018, Strovolos, Nicosia, Cyprus (the "Company")

— and —

Energy Today, Inc., a Texas corporation with its principal place of business at 373 S. Willow Street #254, Manchester, New Hampshire 03103 ("Buyer").

Seller, Buyer, and the Company may be collectively referred to herein as the "Parties", or if referring to only one of Seller, Buyer, or the Company, as a "Party."

WITNESSETH

WHEREAS, Seller owns one hundred percent (100%) of the equity interest of Rosdanex Limited, a corporation organized under the laws of Cyprus (the "Company");

WHEREAS, Seller holds the option to acquire one hundred percent (100%) of the equity interest of 000 Kumskaya Neft, a limited liability company organized under the laws of the Russian Federation ("Kuma"), and 100% of the equity interest of 000 Rufyeganneftegaz, a limited liability company organized under the laws of the Russian Federation ("Ryfneft");

WHEREAS, Kuma and Ryfneft own certain oil and gas assets;

WHEREAS, on March 28, 2013, Purchaser entered into a Purchase Agreement with the Company (the "Previous Agreement") whereby Purchaser agreed to purchase 100% of Seller's equity interest in Kuma;

WHEREAS, upon entering into the Previous Agreement, the Company did not own 100% of the equity interest of Kuma, but rather an option to acquire 100% of the equity interest of Kuma, and the Company had not exercised said option upon entering into the Previous Agreement;

WHEREAS, since the date of the Previous Agreement, the Company has acquired the option to purchase 100% of the equity interest of Ryfneft;

WHEREAS, as of the date of this Agreement, the Company has not exercised its option to acquire 100% of the equity interest of Kuma nor the option to acquire 100% of the equity interest of Ryfneft;

WHEREAS, Buyer, the Company, and Seller have agreed to amend the Previous Agreement, and as a result, have agreed to enter into the present Agreement;

WHEREAS, Buyer desires to purchase Seller's equity interest in the Company and continue the operations of the Company;

NOW, THEREFORE, in consideration of the representations, warranties, promises, covenants, and agreements hereinafter contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF EQUITY

1.1 Sale and Purchase of Equity. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title, ownership and interest in and to all of Seller's equity interest in the Company (the "Equity"). Seller represents and warrants that it has full legal and beneficial title to the Equity and that the Equity is free and clear of any liens, security interests, or other encumbrances.

ARTICLE II
PURCHASE PRICE

2.1 Amount of Purchase Price. The purchase price (the "Purchase Price") for the Equity shall be 80,000,000 shares of Buyer's common stock (the "Stock"). The Stock shall be allocated among each Seller as they may agree, and each Seller shall communicate such agreement as to allocation to the Buyer. Upon issuance of the Stock to each Seller pursuant to such agreement, Buyer's obligation to pay the Purchase Price shall be complete.

2.2 Assignment of Stock. Seller shall assign a sufficient number of shares of the Stock to an escrow agent or paying agent for the benefit of the creditors of the Subsidiaries (as defined in Section 4.2). The shares of Stock so assigned shall be sold in a public offering pursuant to an effective registration statement filed by Buyer pursuant to the Securities Act of 1933. The number of shares of Stock to be so assigned shall be an amount sufficient to pay all debts of the Subsidiaries.

ARTICLE III
CLOSING

3.1 Closing. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the Party entitled to waive that condition), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Rebko Capital, 1401 Dover Street, Suite 220, Newport Beach, California 92660, commencing at 10:00 a.m. local time on July 25, 2013 (the “Closing Date”) or at such other place or time as the Parties may agree. Buyer may extend the Closing Date by an additional 45 days by giving Seller written notice of such extension.

3.2 Closing Obligations.

At the Closing:

(a) Seller will deliver (or cause to be delivered) to Buyer:

(i)  certificates representing the Equity, duly endorsed to the Buyer, transferring all ownership in the Equity of the Company to the Buyer;

(ii) such other documents as Buyer shall reasonably request; and

(iii) such other documents as required by this Agreement.

(b) Buyer will deliver (or cause to be delivered) to Seller:

(i) the consideration set forth in Section 2.1;

(ii) such other documents as Seller shall reasonably request; and

(iii) such other documents as required by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES BY SELLER

Seller represents and warrants to Buyer as follows:

4.1 Organization, Powers and Qualifications. The Company is a private company duly organized and validly existing under the laws of the Republic of Cyprus and has all requisite corporate power and authority to own its properties and assets and carry on its businesses as now conducted. The Company is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and in which the failure to be so qualified would have a material adverse effect on the Buyer's ability to conduct the Company's business following the Closing. On or before the Closing Date, Seller will deliver to Buyer copies of the Company's Memorandum and Articles of Association as currently in effect.

4.2 Subsidiaries. Upon exercise of its option to acquire 100% of the equity interest of Kuma and 100% of the equity interest of Ryfneft, Kuma and Ryfneft will be wholly-owned subsidiaries of the Company (the "Subsidiaries"). Other than the Subsidiaries, the Company does not own, directly or indirectly, any equity or debt investment in any entity (other than ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended). The Subsidiaries do not own directly or indirectly, any equity or debt investment in any entity (other than ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended).

4.3 Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Seller's Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of Seller's Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto), this Agreement constitutes, and each of Seller's Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4 Conflicts; Consents of Third Parties. Neither the execution, delivery or performance by Seller of this Agreement and Seller's Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, agreement or other instrument or obligation to which Seller is a party or by which it is bound; (ii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which Seller is bound; or (iii) result in the creation of any lien, charge or encumbrance upon the assets of the Company or its assets.

4.5 Financial Condition and Financial Statements.

(a) On or before the Closing Date, Seller shall submit to Buyer audited or unaudited financial statements of the Company and the Subsidiaries for (i) the two most recent fiscal years, and (ii) the interim period from the beginning of the current fiscal year to the date of this Agreement.

(b) Ryfneft has (and at the Closing Date shall have) (i) production of 25,000 barrels per month; and (ii) income from operations of at least $1,000,000 per month.

4.6 Liabilities. The sum of all liabilities of the Company and the Subsidiaries (known or unknown, matured or not, contingent or otherwise) does not exceed $70,000,000. All of such liabilities shall be satisfied at Closing, such that the Company and the Subsidiaries shall have no outstanding liabilities at Closing, other than the obligation to issue Stock (or pay the proceeds of sale of the Stock) pursuant to Section 2.2. In the event that the Company or the Subsidiaries has any liabilities greater than $70,000,000, or such liabilities are not satisfied at Closing, then Seller shall satisfy or cause such debts to be satisfied within one hundred twenty (120) days from the Closing Date. Seller shall provide Buyer with written evidence of the payments made subsequent to Closing of all debts incurred prior to the Closing.

4.7 Title to Equity; Ownership of the Company. The Equity being sold hereby represents one hundred percent (100%) of the equity interest of the Company. Neither Seller nor the Company has granted any option, warrant, convertible note, agreement, or other instrument entitling any other person to receive any equity of the Company, whether common stock, preferred stock, or otherwise. The Company and the Subsidiaries do not have issued and outstanding any other class of securities other than the Equity. Seller is the owner, beneficially and of record, of the Equity, which is being sold by Seller to Buyer hereby. The Equity being sold by Seller hereby is duly and validly authorized and issued, fully paid and nonassessable and is owned by Seller free and clear of any liens, restrictions, or encumbrances, including any pledges, security interests, rights of first refusal, preemptive rights, or call options.

4.8 Absence of Certain Changes and Events.

(a) Except as otherwise set forth herein, since April 1, 2013, there has not been, with respect to the Company or any of the Subsidiaries:

(i) any amendment or other modification of the Memorandum or Articles of Association;

(ii) any (A) incurrence, assumption or guaranty of any indebtedness, (B) loan made to any person or entity or any (C) voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right under, any indebtedness of or owing, other than in the ordinary course of business in amounts and on terms consistent with past practice;

(iii) any damage, destruction or other casualty loss (whether or not covered by insurance);

(iv) any revaluation in any material respect of any assets;

(v) any material change in any pricing, investment, accounting, financial reporting, inventory, credit or allowance practice or policy;

(vi) any (A) grant of, or agreement to grant under certain circumstances, any severance or termination pay to any director, officer or employee, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee;

(vii) increase in benefits payable under any existing severance or termination pay policies or employment agreements;

(vii) increase in compensation, bonus or other benefits payable to directors, officers or employees;

(viii) any cancellation, modification, termination or grant of a waiver of any provision of any permit or contract, or any written or oral notification to Seller that any party to any such arrangement intends to cancel or not renew such arrangement beyond its expiration date as in effect on the date hereof;

(ix) the making of any election with respect to taxes or the settling or compromising of any tax liability;

(x) any acquisition or disposition of any business or any asset or property from or to any person or entity (whether by merger, consolidation or otherwise);

(xi) any incurrence of any lien on any of their assets or any other material assets or properties;

(xii) any capital expenditure or commitment for additions to property, plant or equipment used or held for use in the conduct of the Company's business constituting capital assets in an aggregate amount exceeding $1,000,000;

(xiii) any transaction with any officer, director or affiliate (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm's length basis; or

(xiv) the entering into any agreement or commitment to do any of the foregoing.

(b) Except as otherwise set forth herein, since April 1, 2013:

(i) the Company and the Subsidiaries have carried on their businesses in a manner in accordance with past practices and in a manner which is to the best of Seller's knowledge and belief reasonable and prudent;

(ii) the Company and the Subsidiaries have not engaged in any transaction out of the ordinary course of business including the purchase, sale, assignment, license, or other disposition or transfer of property;

(iii) the Company and the Subsidiaries have not made capital expenditures of a material nature, or satisfied or discharged any material liabilities, except in the ordinary course of business, or incurred any liabilities, or, to the best of Seller's knowledge incurred any contingent liabilities, except in the ordinary course of business;

(iv) the Company and the Subsidiaries have not taken action or, to the extent the same is within their reasonable control, permitted any action to be taken inconsistent with preserving their existing business organizations and relations with employees, customers, suppliers, and other with whom they have a business relationship or with regard to protecting their rights and properties;

(v) the Company and the Subsidiaries have conducted their businesses in compliance with all material laws and regulations applicable to them;

(vi) the Company and the Subsidiaries have not encumbered or permitted to be encumbered any of their properties or assets, except in the ordinary course of business;

(vii) the Subsidiaries have not licensed, assigned, transferred, or conveyed to any third party any property or right necessary to conduct their current business, including any mineral rights, executive rights, working interest, carried interest, or any other right or interest affecting their oil and gas properties; and

(viii) the Company and the Subsidiaries have not entered into any other transactions which would result in the transfer by Seller of assets or rights for other than full and fair consideration.

4.9 Books and Records. The books of account, minute books, stock record books, and other records of the Company and the Subsidiaries, all of which will be made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with practices that are customary for similar businesses.

4.10 Environmental Matters.

(a) The Company and the Subsidiaries have not received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under environmental and safety requirements, with respect to the past or present operations of its businesses, its assets and/or its contracts.

(b) The Company and the Subsidiaries have obtained, and is in compliance with, all terms and conditions of, all permits, licenses and other authorizations required pursuant to environmental and safety requirements with respect to past or present operations of its businesses and its assets.

(c) No facts, events or conditions relating to the assets, operations of the business and/or contracts of the Company and the Subsidiaries will (i) prevent, hinder or limit continued compliance by Buyer with environmental and safety requirements, (ii) give rise to any corrective, investigatory or remedial obligations on the part of Buyer pursuant to environmental and safety requirements, or (iii) give rise to any liabilities on the part of Buyer (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to environmental and safety requirements, including, without limitation, those liabilities relating to on-site or off-site hazardous substance releases, personal injury, property damage or natural resources damage.

(d) The Company and the Subsidiaries have not assumed any liabilities or obligations of any third party under environmental and safety requirements.

(e) To the best of Seller's knowledge, there exists no environmental condition that could lead to liability under any state, federal, or local environmental law applicable to the Company or the Subsidiaries.

4.11 Taxes.

(a) All tax returns of the Company and the Subsidiaries required to be filed on or before the date hereof have been duly and timely filed on or before such date. Each such tax return is true, complete and correct, and all taxes upon its assets or the Company and the Subsidiaries that are due and payable, whether or not shown thereon, have been paid. There are no actions or proceedings currently pending or, to the knowledge of Seller, threatened by any taxing authority against the Company, the Subsidiaries, or their assets. The Company and the Subsidiaries have collected and remitted all sales and use taxes as required by each local jurisdiction in which it does business as of the date hereof. The Company and the Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. After the Closing, Buyer agrees to cause the Company and the Subsidiaries to file all necessary tax returns, and Seller agrees to promptly provide all necessary information for the Buyer to file such returns.

(b) Neither the Company nor the Subsidiaries is a party to any agreement extending the time within which to file any tax return. There is no dispute or claim concerning any tax liability of the Company either (i) claimed or raised by any tax authority or (ii) otherwise known to the Seller. No issues have been raised in any examination by any tax authority with respect to the Company or the Subsidiaries which reasonably could be expected to result in a proposed deficiency for any other period not so examined. To Seller's knowledge, no claim has been made by a jurisdiction in which the Company and the Subsidiaries do not file tax returns that the Company or the Subsidiaries are or may be subject to taxation by that jurisdiction.

(c) The Company and the Subsidiaries have not waived (and are not subject 8 to a waiver of) any statute of limitations in respect of the payment of taxes and have not agreed to any extension of time with respect to any tax assessment or deficiency (other than with respect to limitation periods that have since expired).

4.12 Employees. Seller shall provide Buyer a complete and accurate list of the following information for each employee or director of the Company and the Subsidiaries, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable; and vacation accrued.

4.13 [Intentionally omitted].

4.14 Labor Relations and Employment Agreements. Neither the Company nor the Subsidiaries is a party to or bound by any collective bargaining agreement. The Company and the Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the knowledge of Seller, threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prosperity of the Company. The Company and the Subsidiaries have no employment contract, severance agreement, deferred compensation agreement, consulting agreement or similar obligation (including any amendment thereof, an "Employment Obligation") with any director, officer, employee, agent or consultant. As of the Closing Date, neither the Company nor the Subsidiaries will have any liability for employee termination rights arising out of any Employment Obligation.

4.15 Compliance with Legal Requirements, Governmental Authorizations.

(a) The Company and the Subsidiaries are, and at all times since their organization have been, in full compliance with each legal requirement that are or were applicable to them or to the conduct or operation of their businesses or the ownership or use of any of their assets.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company or the Subsidiaries, or a material failure on the part of the Company or the Subsidiaries, to comply with, any legal requirement, or (B) may give rise to any material obligation on the part of the Company or the Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) The Company and the Subsidiaries have not received any written notice or other communication from any governmental body regarding any material, actual, alleged, possible, or potential violation of, or failure to comply with, any legal requirement which would have a material adverse effect on them.

(d) Seller has provided a complete and accurate list of each governmental authorization or permit that is held by the Company and the Subsidiaries or that otherwise relates to their businesses or their assets.

(e) The Company and the Subsidiaries are, and at all times since their organization, have been in material compliance with all of the terms and requirements of each governmental authorization or permit identified.

(f) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any governmental authorization or permit listed or required to be listed, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any governmental authorization or permit listed or required to be listed.

(g) The Company and the Subsidiaries have not received, at any time since its organization, any notice or other communication (whether oral or written) from any governmental body or any other person regarding any material actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any governmental authorization or permit.

(h) All applications required to have been filed for the renewal of the governmental authorizations or permits listed or required to be listed and have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such governmental authorizations or permits have been duly made on a timely basis with the appropriate governmental bodies. The governmental authorizations and permits collectively constitute all of the governmental authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner that they currently conduct and operate such businesses and to permit the Company and the Subsidiaries to own and use their assets in the manner in which they currently own and use such assets.

4.16 Legal Proceedings; Orders.

(a) There is no pending proceeding:

(i) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transaction contemplated by this Agreement; and

(ii) to the knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each proceeding.

(b) There is no order, award, decision, injunction, judgment, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, or other governmental body or by an arbitrator(collectively an "Order") to which the Company, the Subsidiaries, or their assets, is subject to, the violation of or compliance with which would have a material adverse effect on the Company, the Subsidiaries or their assets;

(c) Neither the Company nor the Subsidiaries is subject to any Order that relates to their businesses or their assets, the violation of or compliance with which would have a material adverse effect on the Company, the Subsidiaries, or their assets;

(d) No officer, director, agent or employee of the Company or the Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or the Subsidiaries or would in any manner affect their assets;

(e) The Company and the Subsidiaries are, and at all times since their organization, have been, in full compliance with all of the terms and requirements of each Order to which they, or any of their assets, is or has been subject;

(f) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, the Subsidiaries, or any of the assets owned or used by the Company or the Subsidiaries, are subject; and

(g) Neither the Company nor the Subsidiaries has received, at any time since its organization, any notice or other communication (whether oral or written) from any governmental body or any other person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, the Subsidiaries, or any of the assets owned or used by them, is or has been subject.

4.17 Contracts.

(a) On or before the Closing Date, Seller shall provide to Buyer a true and correct copy of the following with respect to the Company and the Subsidiaries:

(i) each applicable contract that involves performance of services or delivery of goods or materials of an amount or value in excess of $1,000,000;

(ii) each contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of $1,000,000;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $250,000 or with terms of less than one year);

(iv) each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the intellectual property assets;

(v) each collective bargaining agreement and other contract to or with any labor union or other employee representative of a group of employees;

(vi) each joint venture, partnership, and other contract (however named) involving a sharing of profits, losses, costs, or liabilities with any other person;

(vii) each contract containing covenants that in any way purport to restrict their business activity, or of any of their affiliates, or limit their freedom, or any of their affiliates, to engage in any line of business or to compete with any person;

(viii) each contract providing for payments to or by any person based on sales, purchases, or profits, other than direct payments for goods;

(ix) each power of attorney that is currently effective and outstanding;

(x) each contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

(xii) each contract with respect to subsidiary rights, distribution, franchise, manufacturer's agent or sales agency contracts, or contracts in respect of similar rights;

(xiii) tax sharing contracts or other arrangements;

(xiv) confidentiality agreements;

(xv) stockholders', investors' or similar contracts;

(xvi) contracts relating to the disposition or acquisition of any assets or properties, other than dispositions or acquisitions of inventory or purchase orders entered into in the ordinary course of business consistent with past practice; and

(xvii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) Other than as set forth herein, neither Seller nor any affiliate of Seller has or may acquire any rights under, and nor may become subject to any obligation or liability under, any contract that relates to the business of, or any of the assets owned or used by, the Company or the Subsidiaries.

(c) No officer or director of the Company or the Subsidiaries and, to the knowledge of Seller, no agent, employee, consultant, or contractor of the Company or the Subsidiaries is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Company's or the Subsidiaries' business or (B) assign to the Company, the Subsidiaries, or to any other person any rights to any invention, improvement, or discovery.

(d) To the knowledge of Seller, each contract provided is in full force and effect and is valid and enforceable in accordance with its terms.

(e) The Company and the Subsidiaries are in material compliance with all applicable terms and requirements of each contract under which the Company and the Subsidiaries have or had any obligation or liability or by which the Company, the Subsidiaries, or any of the assets owned or used by them is or was bound.

(f) To the knowledge of Seller, each other person that has or had any obligation or liability under any contract under which the Company or the Subsidiaries has or had any rights is, and at all times since its organization has been, in full compliance with all applicable terms and requirements of such contract.

(g) To the knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract.

(h) Seller has not given to or received from any other person, at any time since its organization, any written notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any contract.

(i) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or the Subsidiaries under current or completed contracts with any person and no such person has made written demand for such renegotiation.

(j) The contracts relating to the provision of services by the Company or the Subsidiaries have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other person, or any consideration having been paid or promised, that is or would be in violation of any legal requirement.

(k) Upon request, Seller shall deliver to Buyer the original version of any contracts provided or required to be provided pursuant to this Section.

4.18 Insurance.

(a) On or before the Closing Date, Seller shall deliver to Buyer (where applicable):

(i) true and complete copies of all policies of insurance to which the Company or the Subsidiaries is a party or under which the Company or the Subsidiaries, or any director of the Company or the Subsidiaries, is or has been covered at any time within the year preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) all policies to which the Company or the Subsidiaries is now a party or that now provide coverage to Seller or any director or officer of the Company or the Subsidiaries:

(A) to Seller's knowledge, all insurance policies are valid, outstanding, and enforceable;

(B) taken together, provide insurance coverage for the assets and the operations of the Company and the Subsidiaries for all risks normally insured against by a person carrying on the same business or businesses as the Company and the Subsidiaries;

(C) are sufficient for compliance with all legal requirements and contracts to which the Company and the Subsidiaries is a party or by which it is bound;

(D) will continue in full force and effect up to the Closing Date; and

(E) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company or the Subsidiaries with the exception of Worker's Compensation Insurance and Liability Insurance.

(b) The Company and the Subsidiaries have not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; and

(c) The Company and the Subsidiaries have paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to Seller or directors thereof.

4.19 Oil and Gas Permits and Concessions.

(a) Permits. Seller has provided a complete and accurate list and summary description of each permit, license, and governmental authorization (each, a "Permit") applicable to the Company's business, including its oil and gas concessions in Russia. Each such Permit is valid and existing as of the date of this Agreement and shall be valid and effective as of the Closing Date. There are no outstanding and, to Seller's knowledge, no threatened disputes or disagreements with respect to any such Permit.

(b) Concessions. Each Subsidiary is the owner of all right, title, and interest in and to the respective oil and gas concessions set forth hereto as Exhibit B (the "Concessions"), free and clear of all encumbrances, or has the right to use the Concessions without payment to a third party (except for renewal fees for the Permits).

(c) Reserves. Kuma's Concessions have 115,000,000 barrels of proven and probable reserves, and Ryfneft's Concessions have 35,000,000 barrels of proven and probable reserves.

4.20 Real Estate; Material Fixed Assets. On or before the Closing Date, Seller shall provide descriptions of all real estate or material fixed assets other than personal assets or real estate owned by the Company or the Subsidiaries, and except as otherwise indicated, each such real property and asset is free and clear of all mortgages, liens or other encumbrances and there are no eminent domain or condemnation proceedings affecting such real property.

4.21 Certain Payments. Since the date of the organization of the Company and the Subsidiaries, neither the Company, the Subsidiaries, nor any director, officer, agent, or employee thereof, or any other person associated with or acting for or on behalf of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, the Subsidiaries, or any affiliate of them, in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or the Subsidiaries.

4.22 [Intentionally omitted.]

4.23 Bank Accounts. On or before the Closing Date, Seller shall provide to Buyer a list of all banks in which the Company or the Subsidiaries has an account or a safe deposit box, the respective account numbers of such accounts, and the names of all persons authorized to draw on such accounts or who have access to such accounts. If requested by Buyer, Seller shall cooperate with Buyer to ensure that the appropriate persons requested by Buyer are added as authorized signatories to such accounts, and that those persons not desired by Buyer as authorized signatories are removed as such from the accounts.

4.24 Related Party Transactions. At the Closing Date, the Company and the Subsidiaries will not have any contract, extension of credit, business arrangement or other relationship of any kind with any of the following persons (other than as set forth in Section 4.29): (i) any executive officer or director (including any person who has served in such capacity since its organization); (ii) any shareholder owning five percent (5%) or more of their outstanding stock; and (iii) any "associate" (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act")) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner.

4.25 Disclosure. Neither this Agreement, nor any financial statement, schedule (including without limitation the Schedules and Exhibits to this Agreement), certificate, or other statement or document delivered by Seller to Buyer in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

4.26 Condition of Assets. All of the Company's and the Subsidiaries' assets are in good operating condition and repair, subject only to ordinary wear and tear which is not such as to render their assets less than substantially fit for the purposes for which they are being used.

4.27 Real Property Holding Corporation. Seller is not a real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

4.28 Brokers and Finders. Seller has not engaged a broker or finder in connection with this transaction. Seller agrees to indemnify Buyer for any claim for any broker's or finder's fee.

4.29 Continued Services of Management. Within thirty (30) days from the date of this Agreement, Buyer will cause the Company and/or the Subsidiaries to enter into an agreement with certain executives (as chosen in the Buyer's sole discretion) for continued services. Such agreement may be denominated as a consulting agreement, management agreement, employment agreement, personal services agreement, or otherwise. The compensation, terms, and conditions of such agreement(s) shall be as agreed upon between the Buyer, the Company and/or the Subsidiaries, and such executives.

ARTICLE V
REPRESENTATION AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller at and as of the date of this Agreement and as of the Closing Date as follows:

5.1 Organization, Powers and Authority. Buyer is a corporation duly organized and validly existing under the laws of the State of Texas and has all requisite corporate power and authority to execute, deliver and perform this Agreement. The Board of Directors of Buyer has authorized the execution, delivery and performance of this Agreement by Buyer and has authorized the transactions contemplated by the Agreement. Buyer has duly executed and delivered the Agreement. The Agreement is valid, binding and enforceable against Buyer in accordance with its terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) general principles of equity or public policy that restrict the availability of equitable remedies.

5.2 Authority; No Conflict; Consents. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of any provisions of the Articles of Incorporation or Bylaws of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), under any of the terms, conditions or provisions of any note, bond mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer is a party or by which any of its properties or assets by which may Buyer be bound and which would be reasonably likely to have a material adverse effect on Buyer, or (iii) conflict with or violate any permit, concession, franchise, lien, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, and which would be reasonably likely to have a material adverse effect on Buyer. There is no action, suit, proceeding, claim, arbitration, or investigation pending, or to the best knowledge of Buyer threatened, against Buyer which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

5.3 Noncontravention; Governmental Approvals.

(a) Neither the execution, delivery or performance of this Agreement or related agreements, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Buyer or (ii) violate any law or order or other restriction of any governmental entity to which the Buyer may be subject.

(b) The execution and delivery of this Agreement and any related agreements by the Buyer do not, and the performance of this Agreement and related agreements by the Buyer and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of any governmental entity.

5.4 Certain Proceedings. There is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with transactions contemplated by this Agreement. To Buyer's knowledge, no such proceeding has been threatened.

5.5 Accuracy of Representations. The representations and warranties of Buyer set forth in this Agreement contain no untrue statement of a material fact and do not omit or mistake a material fact necessary in order to make the statements contained therein misleading in light of the circumstances in which they are made.

ARTICLE VI
COVENANTS

6.1 Access to Information. Seller agrees that, prior to the Closing Date, the Buyer shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the Company's assets, Seller's ownership of the Equity, the Company's ownership of Kuma and Ryfneft, and the business of the Company and the Subsidiaries as it reasonably requests and to afford Buyer and its representatives reasonable access, after appropriate notice to Seller's personnel, to properties, contracts, books and records and other documents, data financial and operating information as Buyer may reasonably request. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Seller shall cooperate fully therein.

6.2 Operation of the Company and the Subsidiaries.

(a) Except as otherwise set forth herein, Seller shall cause the Company and the Subsidiaries to conduct their business only in the ordinary course of business between the date of this Agreement and the Closing Date.

(b) Without limiting the generality of the provisions of (a) above, Seller shall ensure that the Company and the Subsidiaries (absent the prior written consent of Buyer):

(i) maintain their business as maintained prior to the date of this Agreement;

(ii) do not issue any additional shares of capital stock of any class, declare, set aside, make or pay any dividend or redeem any outstanding shares of capital stock;

(iii) maintain the fixed assets essential to its operations in good operating repair and condition, subject to normal wear and tear, and make repairs and replacements in accordance with prior practices;

(iv) report to Buyer concerning operational matters of a material nature and otherwise reports periodically to Buyer concerning any material changes to the status of their business, operations, and finances;

(v) continue to pay and satisfy their liabilities in the ordinary course of business, paying such liabilities in accordance with prior practices;

(vi) continue to maintain in full force and effect or renew or replace all policies of insurance now in effect which cover them or their assets and give all notices and present all material claims under all policies of insurance in due and timely fashion;

(vii) do not enter into any material leases or contracts for the purchase or sale of products, utilities, or services, except (A) those made in the ordinary course of business, (B) those which may be canceled without liability upon not more than thirty (30) days' notice, or (C) with approval of Buyer;

(viii) use best efforts to preserve their business organization and assets, including present operations and relationships with lessors, licensors, customers and employees and use reasonable efforts to preserve for Buyer the goodwill of their employees, suppliers, customers, and other persons with whom they have business relations;

(ix) do not enter into any contract, agreement, or understanding with any labor union or other association representing any employee; not enter into, amend, or terminate, fully or partially, any benefit plan; and not withdraw any funds from any benefit plan or trust or other funding arrangement maintained pursuant thereto;

(x) except for annual merit increases awarded to non-officer employees in the ordinary course of business consistent with past business practices, do not authorize or grant any wage or salary increase, otherwise directly or indirectly increase post-Closing compensation to or for any employee, or agree in any manner to any such post-Closing increase;

(xi) do not create or incur any indebtedness for borrowed money or assume directly or indirectly any debt, obligation, or liability (whether absolute or contingent, whether directly or as surety or guarantor, and whether or not currently due or payable) which will exist after the Closing Date, except in the ordinary course of business consistent with past business practices and policies and as required for the operation of the Company;

(xii) do not make any material change in accounting methods, practices, policies, principles, or procedures;

(xiii) do not enter into any lease, sublease, or contract, regarding the acquisition, leasing, or occupancy of any real estate, equipment, vehicles, or other items relating to their business except in the ordinary course of business or upon approval of Buyer;

(xiv) do not sell, convey, lease, abandon, or otherwise dispose of, or grant, suffer, or permit any lien or encumbrance upon, any of their assets except on arm's length terms or in the ordinary course of business; and

(xv) do not enter into or modify in any manner any material contract to which they are a party except in the ordinary course of business, other than as contemplated in clause (vii) above.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit the right of Seller, the Company or the Subsidiaries to take actions or engage in transactions which are consistent with their obligations under this Agreement.

6.3 Negative Covenants.

(a) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, without the prior consent of Buyer, take any affirmative action, or fail to take any common and reasonable action within its control, as a result of which any of the changes or events listed in Section 4.8 is likely to occur.

(b) Between the date of this Agreement and the Closing Date, (a) there shall not be any material adverse change in the business, operations, properties, assets, or condition of the assets of the Company or the Subsidiaries, and (b) no event shall have occurred or circumstance exist that may result in such a material adverse change other than changes, events and circumstances existing in or affecting the capital markets, and general economic and industry conditions.

6.4 Notification. Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Article 6 or of the occurrence of any event that is likely to make the satisfaction of the conditions in Section 7.1 impossible or unlikely.

6.5 Risk of Loss; Casualty.

(a) If, at or prior to the Closing Date, there is any casualty, loss, damage or destruction to any of the assets of the Company or of any Subsidiary which have a value less than $1,000,000, then this Agreement shall continue in full force and effect, and Seller shall have the option either (i) to cause the Company or the Subsidiary to restore its assets to substantially the same condition as existed immediately prior to such casualty, which restoration shall be prosecuted with due diligence and without regard to the amount of insurance proceeds, if any, paid or payable on account thereof, or (ii) decline to restore its assets, in which event the Parties shall proceed to Closing as and when provided hereunder, except that Seller shall (A) assign to Buyer at Closing all of its rights to and interest in all proceeds of casualty insurance and business interruption and other applicable insurance relating to the period from and after the date of Closing payable on account of such casualty, and (B) pay to Buyer at Closing an amount equal to the full amount of the deductible applicable under such insurance policies. If Seller elects to restore its assets, the Closing Date shall be extended to that date which is five (5) days after such restoration is substantially completed, but in no event later than 90 days after the Closing Date (the "Outside Closing Date"), and in such event, Buyer shall proceed with Closing hereunder in accordance with the terms hereof upon the earlier to occur of five (5) days after substantial completion of such restoration or the Outside Closing Date (in which case Seller's obligation to complete such restoration shall survive Closing and continue as a post-closing obligation).

(b) If, at or prior to the Closing Date, there is any casualty, loss, damage or destruction to any of the assets of the Company or any Subsidiary which have a value in excess of $1,000,000, Buyer shall have the option, exercisable by written notice given to Seller within ten (10) business days after Buyer receives Seller's written notice of such casualty and the estimated cost of restoration to (i) terminate this Agreement, in which event both Parties shall be relieved of further liability hereunder, or (ii) proceed with the Closing subject to such casualty, in which event this Agreement shall not be terminated and the Parties shall proceed to Closing as provided hereunder, except that Seller shall (A) assign to Buyer at Closing all of its rights to and interest in all proceeds of casualty insurance and business interruption and other applicable insurance payable on account of such casualty, and (B) pay to Buyer at Closing an amount equal to the full amount of the deductible applicable under such insurance policies.

(c) Seller shall cooperate reasonably with Buyer before and after Closing to file and process an insurance claim for all insured loss arising out of such casualty. Seller shall not settle or adjust any such insurance claim without Buyer's prior written consent.

(d) Promptly after any casualty described in this Section 6.6, Seller shall provide Buyer with written notice of such casualty, which notice will include a description of the nature, extent and estimated amount of damage or loss in connection with such casualty. If, within three (3) business days after Seller's receipt of such written notice, Buyer has not delivered to Seller a written notice of Buyer's election to terminate this Agreement, Buyer shall be deemed to have elected to proceed to Closing pursuant to Section 6.6(b).

6.7 Best Efforts. Seller and Buyer each shall use their best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Buyer in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of Seller contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(d) Buyer shall have received releases and termination statements, in each case in recordable form, from all persons holding liens on its assets;

(e) Seller shall have delivered each of the items described in Section 3.2(a);

(f) Seller shall have exercised its option to acquire 100% of the equity interest of Kuma and 100% of the equity interest of Ryfneft, and as a result of such exercise, Seller shall beneficially own 100% of the equity interest of Kuma and 100% of the equity interest of Ryfneft;

(h) Seller shall have delivered releases from the Subsidiaries' creditors or other evidence acceptable to Buyer that all debts of the Subsidiaries have been satisfied or released; and

(i) no legal proceedings shall have been instituted or threatened or claim or demand made against Seller or the Buyer seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

7.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of Buyer contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of Buyer contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Buyer contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(d) Buyer shall have delivered each of the items described in Section 3.2(b); and

(e) no legal proceedings shall have been instituted or threatened or claim or demand made against Seller or the Buyer seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE VIII
TERMINATION

8.1 Termination Events. This Agreement may by notice be terminated:

(a) by either Buyer or Seller if a material breach of any representation, warranty or obligation contained in this Agreement has been committed by the other Party and such breach has not been waived or, to the extent the breach is of a nature which can be cured, not cured within five (5) days of written notice of such breach by the other Party;

(b) by mutual consent of Buyer and Seller; or

(c) by either Buyer or Seller if the Closing has not occurred on or before the Closing Date.

A Party seeking to exercise the rights provided in Subsection 8.1(a) shall so notify the other Party within three (3) days after obtaining knowledge of the facts, events or circumstances giving rise to the right to terminate, but no later than seven (7) days prior to the Closing Date.

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1 (it being understood that a failure of a condition shall not be considered a breach unless it is caused by a Party's breach of its representations and warranties, or other obligations, under this Agreement), this Agreement will terminate, except that Sections 11.2 and 12.3 will survive. Upon any termination hereunder, each Party shall return all documents, work papers and other material of any other Party relating to the transaction contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same.

8.3 Liquidated Damages.

(a) By Buyer. If Buyer terminates this Agreement pursuant to Section 8.1(c), then Buyer agrees to issue to Seller (or to Seller's designee(s)) seven hundred fifty thousand (750,000) shares of Stock as liquidated damages, in lieu of actual damages. The shares of Stock issued pursuant to this Section shall contain a legend restricting resale unless the Stock is registered pursuant to the Securities Act of 1933 or is sold pursuant to an applicable exemption therefrom. Upon issuance of the Stock, all claims relating to or arising from said termination shall be deemed to be waived and released.

(b) By Seller. If Seller terminates this Agreement pursuant to Section 8.1(c), then Seller shall pay to Buyer the amount of five million dollars ($5,000,000) in cash as liquidated damages, in lieu of actual damages. Upon payment of said amount, all claims relating to or arising from said termination shall be deemed to be waived and released.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1 Survival. The representations, warranties, covenants and obligations in this Agreement shall survive the Closing and shall expire on the first anniversary of the date of this Agreement; provided, however, that if, at any time prior to the first anniversary of the date of this Agreement, Buyer (acting in good faith) delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations, warranties or covenants made by Seller, as applicable (and setting forth in reasonable detail the basis for Buyer's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery, based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the one year anniversary of the date of this Agreement.

9.2 Exceptions. Notwithstanding anything to the contrary herein, (a) the representations and warranties made in Article 4.19, relating to title to the Concessions and Permits, shall survive indefinitely, (b) Section 4.10, relating to environmental matters, and Section 4.11, relating to taxes, shall survive until the expiration of the applicable statute of limitations, and (c) Section 4.5, relating to ownership of the Equity, shall survive indefinitely.

9.3 Limitations. The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by Buyer, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of Buyer or any of its representatives from outside sources as a result of its own investigation and due diligence. Buyer shall be entitled to fully rely upon Seller's representations warranties set forth in this Agreement despite any investigation or due diligence performed by Seller.

9.4 Schedules and Exhibits. For purposes of this Agreement, each statement or other item of information set forth in the Exhibits or Schedules shall be deemed to be a representation and warranty made by Seller in this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated by reference.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification.

(a) Seller hereby agrees to indemnify and hold Buyer and its directors, officers, employees, affiliates, agents, successors and assigns (collectively, the "Buyer's Indemnified Parties") harmless from and against:

(i) subject to Section 12.3, any and all debts and liabilities of any type whatsoever of Seller and the Company and all causes of action, claims and proceedings asserted against Seller or Buyer which were incurred or arose prior to the Closing Date;

(ii) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses");

(iii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement;

(iii) any taxes (including interest and penalties) assessed against Buyer or the Company resulting from the transactions contemplated hereby; and

(v) any liability affecting the Company not fully divulged by Seller to Buyer on or before the Closing Date.

(b) Buyer hereby agrees to indemnify and hold Seller and its affiliates, agents, successors and assigns (collectively, the "Seller's Indemnified Parties") harmless from and against:

(i) subject to Section 12.3, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Buyer set forth in Article 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Buyer pursuant to this Agreement, to be true and correct as of the date made;

(ii) any and all Losses and Expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Buyer under this Agreement; and

(iii) any and all payments of debts, claims and liabilities incurred by the Company as owner of its assets incurred subsequent to the Closing Date.

(c) Any claim for indemnification must be made within the later of the time periods set forth in Sections 9.1 and 9.2 of this Agreement or one year of discovery.

10.2 Indemnification Procedures.

(a) In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any person in respect of which payment may be sought under Section 10.1 hereof, the Party seeking indemnification (the "Indemnified Party") shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Party required to indemnify the Indemnified Party (such other party, the "Indemnifying Party").

(b) The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the Indemnified Party of its intent to do so.

(c) If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, and fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Indemnified Party defends any Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the Expenses of defending such Claim upon submission of periodic bills. If the Indemnifying Party shall assume the defense of any Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(d) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(e) The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

10.3 Reliance. No disclosure by any Party to this Agreement nor any investigation made by or in behalf of any Party with respect to another Party shall be deemed to affect the Party's reliance on the respective representations and warranties contained in this Agreement and shall not effect a waiver of that Party's rights to indemnity as herein provided or of the breach of any said representations and warranties.

ARTICLE XI
POST-CLOSING COVENANTS

11.1 Cooperation. The Parties will cooperate with and execute such other documents as may be necessary or requested to perfect (of record or otherwise) and effectively vest the Buyer's title to the Equity, aid in the prosecution, defense, or other action regarding litigation of any rights arising from or affecting title to the Company's assets, and assist in the operation and management of the Company's at each Party's own expense. Seller, upon reasonable notice, shall be permitted to have access to the records transferred to Buyer as provided in this Agreement at no charge to Seller.

11.2 Treatment of Confidential Information. Seller and Buyer acknowledge that they have or may have had in the past, and in the future may have, access to confidential information of each other. Seller and Buyer agree that they will keep confidential all such confidential information and, except with the specific prior written consent of the other Party, will not disclose such confidential information to any person except; (i) each Party's representatives, provided that such representatives (other than counsel) agree to the confidentiality provisions of this Section. Confidential information shall not include (A) such information that becomes known to the public generally through no fault of Seller, (B) information required to be disclosed by the terms of this Agreement or by law or the order of any governmental authority under color of law, provided that prior to disclosing any information pursuant to this clause (B), Seller shall, if possible, give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure, or (C) such information that the disclosing Party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing Party, provided that the notice requirements of clause (B) shall not apply to any disclosure required pursuant to any federal securities law or regulation. Nothing herein shall be construed as prohibiting either Party from pursuing any other remedy available at law or in equity for such breach or threatened breach, including the recovery of damages, subject to the limitations of Article 9.

11.3 Tax Matters.

(a) Cooperation. For a period ending on the sixth anniversary of the Closing Date, Seller shall provide Buyer or Buyer shall provide Seller, with such cooperation, assistance and information as it may reasonably request in respect of taxes relating to the Company, its assets, the preparation of any tax return, including returns relating to transfer taxes, amended tax returns or claim for refund in respect of its assets, or the participation in or conduct of any audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for taxes relating to the Company or its assets. Such cooperation and information shall include (i) providing copies of all relevant portions of relevant tax returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and tax basis of property, which Seller may possess or control, and (ii) making employees or other agents (in the latter case, at the expense of the requesting Party), available on a mutually convenient basis to provide explanations of any documents or information provided. For a period that is equal to the longer of (x) six years and (y) the expiration of all relevant statutes of limitation, Seller shall retain all relevant tax documents, including prior years' tax returns, supporting work schedules and other records or information that may be relevant to such tax returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the Buyer.

(b) Transfer Taxes. All applicable transfer taxes imposed in connection with this Agreement and the transactions contemplated hereby shall be borne by the respective Party, and each Party shall indemnify, defend, and hold harmless the other Party with respect to such transfer taxes. Seller and Buyer shall file all necessary documentation and tax returns with respect to such transfer taxes.

11.4 Further Assurances. Buyer shall cooperate with Seller and execute and deliver any documents necessary in order to complete the sale of the Equity contemplated hereby.

11.5 Maintenance of Records. Following the Closing, each Party hereto will afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the determination or enforcement of rights and obligations under this Agreement, (ii) compliance with the requirements of any governmental or regulatory authority, (iii) the determination or enforcement of the rights and obligations of any indemnified Party or (iv) in connection with any actual or threatened action. For a period extending six years after the Closing Date, no Party hereto shall destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall not agree in writing to take possession thereof during the ten-day period after such offer is made. Notwithstanding anything to the contrary contained in this Section 11.5, if the Parties hereto are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 11.5 shall be subject to applicable rules relating to discovery.

11.6. Insurance Adjustments. Notwithstanding anything to the contrary herein, there shall be no adjustments at Closing for insurance premiums.

11.7 Filing of Tax Returns. Buyer shall cause the Company to file all necessary tax returns after the Closing Date.

ARTICLE XII
GENERAL PROVISIONS

12.1 Notices. Any notice, request, instruction or other document to be given hereunder by any Party hereto shall be in writing and shall be delivered personally or sent by courier or express delivery service by reputable overnight courier, by facsimile or by registered or certified mail, postage prepaid, return receipt requested to the following address:

if to Seller:	Attn.: Roma Pouponneau
Directmex Ltd.
Salmat House, PO box 534,
La Poudriere Lane Victoria, Mahe
REPUBLIC OF SEYCHELLES

Attn.: Irene G. Spoerry
Asante Corporation S.A.
50th and Aquilino de la Guardia str. Torre Banco Continental, Piso 30 Panama 05789
REPUBLIC OF PANAMA

with a copy to:	Attn.: Mr. Tony Vanetik
Magna Resources Corp.
1401 Dover Street, Suite 220 Newport Beach, California 92660 tvanetik@gmail.com

if to Buyer:	Attn.: Mr. M. Thomas Makmann Energy Today, Inc.
373 S. Willow Street #254
Manchester, New Hampshire 03103 tmakmann@qedconnect.com

with a copy to:	Attn.: Mr. Samuel E. Whitley Whitley LLP Attorneys at Law 11767 Katy Freeway, Suite 425 Houston, Texas 77079 swhitley@whitley-llp.com

if to the Company:	Rosdanex Limited 77 Strovolos Center, Office 204 2018, Strovolos, Nicosia CYPRUS

with a copy to:	Attn.: Mr. Tony Vanetik Magna Resources Corp. 1401 Dover Street, Suite 220 Newport Beach, California 92660 tvanetik@gmail.com or such other addresses as any Party may designate by written notice to the other Party. Notice may also be submitted via electronic mail to the e-mail address listed for each Party above; however, service by e-mail shall only be effective upon actual receipt thereof or acknowledgement of the other Party of such notice. Any Party may change the name and address for receipt of its notices hereunder with notice to the other Party.

12.2 Governing Law. This Agreement and related documents (including the Seller's Documents) shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

12.3 Expenses. Except as otherwise provided in this Agreement, Seller and Buyer shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. If the transactions contemplated hereby are not closed, each Party shall pay its respective expenses in connection with this transaction. Nothing in this Section 12.3 is intended to affect any rights to indemnity under Article 10 arising after the Closing Date.

12.4 Parties-In-Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, administrators, executors, successors and assigns.

12.5 Entire Agreement and Modification. This Agreement (including its Exhibits) constitutes and contains the entire agreement of the Parties and supersedes in its entirety any and all prior negotiations, correspondence, understandings and agreements between the Parties respecting its subject matter, including the Previous Agreement. This Agreement may not be amended except by a written instrument executed by the Party to be charged with the amendment.

12.6 Waiver. Any of the terms and conditions of this Agreement, and any inaccuracies in any of the representations or warranties contained herein, may be waived at any time and from time to time, in writing, by such Parties as are entitled to the benefit of such terms, conditions, warranties or representations. Such waiver shall not constitute or be deemed a waiver of any other terms, conditions or inaccuracies. Buyer hereby waives any Claim against the Company relating to the Previous Agreement (including any Claim for breach of representation or breach of warranty relating to the Previous Agreement).

12.7 Attorneys' Fees. If suit or action is filed by any Party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all costs of such suit, including reasonable attorneys' fees incurred in preparation for and prosecution of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

12.8 Interpretation. Headings, captions, section or section numbers appearing in this Agreement are for ease of reference and convenience only, and shall in no way be deemed to define, modify, affect, limit or describe the scope, intent or content of this Agreement or of provisions to which they relate.

12.9 Singular or Plural Words. Whenever used, the singular pronoun will include the plural, the plural will include the singular, and the uses of any gender will include all genders as required or necessary for proper grammatical reading or as the sense or context requires.

12.10 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on its being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections or subsection or subsections had not been inserted.

12.11 Assignment and Delegation. This Agreement may be assigned by the Buyer provided the assignee assumes the obligations of the Buyer hereunder. Any acts which are required or permitted to be performed under this Agreement may be performed by the Party's designated agents, employees, permitted assigns or successors, and such acts will be deemed to have been performed by the Party if it is in fact performed at the Party's direction or with the Party's consent by any such designated person or entity.

12.12 Counterparts. This Agreement may be executed in several counterparts and all of such counterparts shall constitute one and the same instrument with the same force and effect as if all the Parties had executed the same document.

ARTICLE XIII
PROJECTIONS FOR THE SUBSIDIARIES' OPERATIONS

13.1 Operational Plan for Kuma. Kuma's operations will be implemented over a five year period in three phases to maximize the potential of its Concessions as follows:

Phase 1: Activate the initial 3 wells and drill 6 wells over a 9-month period. Once completed, the 9 wells are estimated to produce 270,000 barrels per month, or $12,150,000 million in revenue per month. Costs to deliver the oil are approximately 30% for net income from operations of $8,505,000 per month.

Phase 2: Drill an additional 10 wells in two groups; 6 wells initially followed by four (4) more wells.

Phase 3: Drill 50 additional wells on the Concessions. The total production from all wells (69 wells) will be approximately $70,000,000 per month or $840,000,000 annually, assuming a price of $45 per barrel of oil produced (net of production and severance taxes, but before any other costs).

The wells identified in Phase 1 should be producing oil within 2 months after obtaining required funding. Each additional well will become producing within 90 days after commencement of drilling and completion operations.

13.2 Operational Plan for Ryfneft. Ryfneft is currently operating 4 wells producing $2,500,000 million per month in revenue. An additional 8 wells will be drilled over a 6-month time frame at a cost of $2,000,000 million per well, which will result in approximately $5,000,000 million in revenue (net of production and severance taxes, but before any other costs). Ryfneft's operations include an onsite refinery that processes the oil and gas for transportation. Ryfneft will expand operations based on projected oil reserves.

13.3 Operational Plan Costs. The items, amounts, and dates to implement the operating plans set forth in Section 13.1 and 13.2 are as follows:

Item	Amount	Date
Closing costs (audit, attorney)	$200,000	Upon Closing
Seismic Development Plan	$2,600,000	Upon Closing
Phase 1 — Initial 9 wells	$18,000,000	Over the next 9 months after the Closing Date; approximately $2,000,000 per well
Phase 2 — 10 wells	$20,000,000	Beginning the 2nd year after the Closing Date, over 12 months
Phase 3 — 50 wells	$140,000,000	Years 3 through 5 after the Closing Date

13.5 Non-Binding. The operational plans set forth in Section 13.1 through 13.3 represent Buyer's projections for the Subsidiaries' future business plans and may change significantly based upon future events. The Subsidiaries' future success and ability to implement their business plans and meet the projections set forth above depend on raising sufficient capital to do so, which is not assured. As a result, Sections 13.1 through 13.3 shall not be binding upon Buyer, and any inability to meet these projections shall not be deemed a breach of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this EQUITY INTEREST PURCHASE AGREEMENT as of the date first written above.

BUYER:

ENERGY TODAY, INC.

By:	/s/ M. Thomas Makmann
M. Thomas Makmann

Its:	Chief Executive Officer

SELLER:

DIRECTMEX LTD.

By:	/s/ Roma Pouponneau
Roma Pouponneau

Its:	Director

ASANTE CORPORATION S.A.

By:	/s/ Irene G. Spoerry
Irene G. Spoerry

Its:	President

COMPANY:

ROSDANEX LIMITED

By:	/s/ Konstantin A. Mikhaylichenko
Konstantin A. Mikhaylichenko

Its:	Chief Executive Officer